Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

INTERNATIONAL SECURITIES EXCHANGE LLC,

AND

INTERNATIONAL SECURITIES EXCHANGE, INC.

*    *    *    *    *

AGREEMENT AND PLAN OF MERGER, dated this 14th day of December, 2001 (this “Agreement”), by and between International Securities Exchange LLC, a New York limited liability company (“Old ISE”), and International Securities Exchange, Inc., a Delaware corporation and wholly-owned subsidiary of Old ISE (“New ISE”). Old ISE and New ISE are sometimes hereinafter referred to together as the “Constituent Corporations”.

W I T N E S S E T H :

WHEREAS, the Constituent Corporations propose that Old ISE merge with and into New ISE (the “Merger”) in consideration for which the Membership Interests in Old ISE will be converted into shares of common stock, par value $.01 per share (the “Common Stock”), of New ISE (the “Merger Consideration”);

WHEREAS, the Board of Directors of New ISE and the Board of Directors of Old ISE desire that such corporations merge pursuant to Sections 1001 and 1004 of the Limited Liability Company Law of the State of New York (the “LLCL”), in the case of Old ISE, and Sections 252 and 263 of the General Corporation Law of the State of Delaware (the “DGCL”), in the case of New ISE, and the Board of Directors of each Constituent Corporation has approved this Agreement; and

WHEREAS, the Board of Directors of each of the Constituent Corporations has directed that this Agreement and the Merger be submitted to their stockholders, or Members, as the case may be, for consideration and approval;

NOW, THEREFORE, the Constituent Corporations, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and mode of carrying the same into effect as follows:

ARTICLE I

DEFINITIONS

In addition to the words defined elsewhere in this Agreement, the following words have the following respective meanings, and such definitions shall be equally applicable to both the singular and plural forms of any of the words herein defined:

“Consent” means any consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, or registration, declaration or filing with, any court, Governmental Authority or Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Governmental Approval” means any Consent of, with or to any Governmental Authority, including the expiration of any waiting or other time period required to pass before governmental consent or acquiescence may be assumed or relied on.

“Governmental Authority” means any court or governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign, any tribunal or arbitrators of competent jurisdiction and any self-regulatory organization.

“Member” means the owner of a Membership Interest, or any portion thereof, in Old ISE. An owner of two or more Membership Interests, or portions thereof, shall be deemed to be a separate Member with respect to each individual interest owned.

“Membership Interest” means the entire ownership interest of a Member in Old ISE, including, without limitation, such Member’s interest in the capital, profits, losses and distributions of Old ISE, and the trading privileges associated therewith.

“Person” means an individual, corporation, joint venture, partnership, limited liability company, association, trust, trustee, unincorporated entity, organization or government or any department or agency thereof. A Person who owns a Membership Interest in more than one capacity shall be deemed to be a separate Person in each such capacity.

“SEC” means the United States Securities and Exchange Commission, or any successor governmental agency or authority.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ARTICLE II

MERGER

Section 2.1 Effect of the Merger. Subject to the terms of this Agreement, and as more fully set forth and supplemented by other provisions herein, upon the Effective Date (as defined below) and pursuant to the Merger:

(a) Old ISE will merge with and into New ISE in accordance with the DGCL and the LLCL. On the Effective Date, the separate existence of Old ISE shall cease and New ISE shall continue as the surviving corporation (the “Surviving Corporation”).

(b) All Membership Interests in Old ISE shall be converted into shares of Common Stock of New ISE as provided in Section 3.1 of this Agreement.

(c) Each issued and outstanding share of capital stock of New ISE owned by Old ISE shall be cancelled and retired and shall cease to exist and no stock of New ISE or other consideration shall be delivered in exchange therefor.

(d) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal and mixed, all debts due on whatever account, including subscriptions to shares or membership interests and all other chooses in action, and all and every other interest of, or belonging to, each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to all real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

(e) The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

(f) The respective assets of Old ISE and New ISE shall be taken up or continued on the books of the Surviving Corporation in the amounts prescribed by United States generally accepted accounting principles.

(g) All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Constituent Corporations or any of their respective Members or stockholders, Board of Directors and committees thereof, officers and agents, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Constituent Corporations.

Section 2.2 Charter and Constitution. (a) The Certificate of Incorporation of New ISE shall be and constitute the certificate of incorporation of the Surviving Corporation until the same shall be altered, amended or changed in accordance with its respective terms and applicable law.

(b) The Constitution of New ISE shall be and constitute the Constitution of the Surviving Corporation until the same shall be altered, amended or changed in accordance with its respective terms and applicable law.

Section 2.3 Directors and Officers. The directors and officers of Old ISE prior to the Effective Date shall serve as the directors and officers of the Surviving Corporation on and after the Effective Date, until new directors and officers have been duly elected and qualified pursuant to the Surviving Corporation’s Certificate of Incorporation and Constitution, or until their earlier resignation, removal or death.

Section 2.4 Employees and Agents. The employees and agents of Old ISE shall become the employees and agents of the Surviving Corporation and shall continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Old ISE.

Section 2.5 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant hereto, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article V, the closing of the Merger (the “Closing”) will take place at 60 Broad Street, New York, New York at 10:00 a.m., local time, on such date as is mutually agreeable to each party hereto, unless another, time or place is agreed to in writing by the parties hereto (the “Closing Date”).

Section 2.6 Effective Time. At the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in Section 251 of the DGCL, and articles of merger (the “Articles of Merger”) shall be duly prepared and executed by the Constituent Corporations and thereafter delivered to the Secretary of State of the State of New York for filing, as provided in Section 1003 of the LLCL, as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Date”).

Section 2.7 Exchange Procedures. Promptly following the Effective Date, New ISE shall make available to the Members of Old ISE certificates representing the number of duly authorized whole shares of Common Stock issuable to such Person in connection with the Merger or, if determined by the Board of Directors of New ISE, shall record such number of uncertificated shares of New ISE Common Stock in the names of such stockholders on the books of the Surviving Corporation and deliver any documentation required by the DGCL to such stockholder to be held for the benefit of and distributed to such holders in accordance with this Section.

ARTICLE III

CONVERSION OF MEMBERSHIP INTERESTS AND SHARES

On the Effective Date, and without any further action by Old ISE or New ISE, all Membership Interests in Old ISE shall be converted into Common Stock in accordance with the following:

Section 3.1 Conversion of Membership Interests of Old ISE.

(a) Each individual Class A Membership Interest in Old ISE, other than Dissenting Interests (as defined in Section 3.3), shall be converted into (i) 135,300 fully paid and nonassessable shares of the Class A Common Stock, par value $.01 per share, of New ISE (the “Class A Common Stock”), and (ii) one fully paid and nonassessable share of the Class B Common Stock, Series B-1, par value $.01 per share, of New ISE (the “Series B-1 Stock”).

(b) Each individual Class B Membership Interest in Old ISE, other than Dissenting Interests, shall be converted into (i) 13,530 fully paid and nonassessable shares of the Class A Common Stock and (ii) one fully paid and nonassessable share of the Class B Common Stock, Series B-2, par value $.01 per share, of New ISE (“Series B-2 Stock”).

(c) Each individual Class C Membership Interest in Old ISE, other than Dissenting Interests, shall be converted into one fully paid and nonassessable share of the Class B Common Stock, Series B-3, par value $.01 per share, of New ISE (“Series B-3 Stock”).

Section 3.2 Further Assurances. Each party hereto will, either prior to or after the Effective Date, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

Section 3.3 Dissenting Interests. Notwithstanding any provision of this Agreement to the contrary, each Membership Interest in Old ISE, the holder of which has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s Membership Interest in accordance with the applicable provisions of the LLCL and has not effectively withdrawn or lost such right to appraisal (a “Dissenting Interest”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 3.1, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the LLCL; provided, however, that any Dissenting Interest held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the LLCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 3.1.

ARTICLE IV

COVENANTS

Section 4.1 Further Actions. Each of the Constituent Corporations agrees to use its reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate and to make effective the transactions contemplated by this Agreement, including, but not limited to:

(a) making, or causing to be made, all such filings and submissions under any applicable law and giving such reasonable undertakings as may be necessary to consummate this Agreement and the transactions contemplated hereby;

(b) using reasonable efforts to obtain, or to cause to be obtained, all Governmental Approvals and other Consents necessary to be obtained in order to consummate this Agreement and the transactions contemplated hereby; and

(c) using its reasonable efforts to take, or to cause to be taken, all other actions, necessary, proper or advisable in order to fulfill its obligations in respect of this Agreement and the transactions contemplated hereby.

Each of the parties hereto will coordinate and cooperate with the other party in exchanging such information and supplying such reasonable assistance as may be requested by the other party in connection with the filings and other actions contemplated by this Section 4.1.

ARTICLE V

CONDITIONS TO MERGER; ADDITIONAL AGREEMENTS

Section 5.1 Conditions to Effectiveness. The obligation of both parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Effective Date of the Merger of the following conditions:

(a) No Injunctions or Restraints. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no action or proceeding shall be pending or threatened by any

Governmental Authority on the Effective Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or to recover any material damages or obtain other material relief as a result of such transactions. There shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any applicable law making illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable law shall be pending.

(b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Date with, and all Consents, approvals, permits and authorizations required to be obtained prior to the Effective Date from, any Governmental Authority, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Constituent Corporations, and which, either individually or in the aggregate, if not obtained would have a material adverse effect on the business, assets, financial condition or results of operations of the Surviving Corporation or would prevent consummation of such transactions, will have been made or obtained (as the case may be).

(c) Requisite Approvals. This Agreement shall have been approved by the Members or the stockholders, as the case may be, of the Constituent Corporations, as required by applicable law.

(d) Dissenting Interests. There shall be no more than one (1) Dissenting Interest from the Class A Membership Interests, no more than ten (10) Dissenting Interests from the Class B Membership Interests and no more than twelve (12) Dissenting Interests from the Class C Membership Interests on the Closing Date.

ARTICLE VI

MEMBERSHIP INTERESTS

Section 6.1 Determination of Membership. The owner of a Membership Interest as of a given date shall be the Person or Persons whose name or names appear, as of such date, on the records of and as determined in good faith by Old ISE. Such Person or Persons, determined in accordance with the foregoing sentence, shall conclusively be presumed to be the owner or owners of such Membership Interest for purposes of this Agreement and Old ISE shall not be required to examine or consider any other facts or circumstances.

Section 6.2 Mailing Address. The mailing address of a Member, determined in accordance with the foregoing Section, as of any date, for purposes of this Agreement, shall be the Member’s last known address as it appears on the records of Old ISE as of such date.

ARTICLE VII

AMENDMENTS, TERMINATION AND WAIVERS

Section 7.1 Amendment of Agreement. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Date, whether prior to or after the required stockholder approvals shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

Section 7.2 Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Date by written agreements of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors, notwithstanding prior stockholder and Member approval. No Person shall have any rights or claims against any Constituent Corporation or its Board of Directors based on the termination of this Agreement.

Section 7.3 Waiver. At any time prior to the Effective Date any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (ii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein or in any other document delivered pursuant hereto. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such non-compliance. No waiver by any party of any terms of conditions of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE VIII

ADDITIONAL PROVISIONS

Section 8.1 Severability. To the extent possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, legal and enforceable. Any determination that any provision of this Agreement or any application thereof is invalid, illegal or unenforceable in any respect or in any instance shall be effective only to the extent of such invalidity, illegality or unenforceablity and shall not affect the validity, legality or enforceability of any other provision of this Agreement.

Section 8.2 Headings. Article and Section headings contained in this Agreement are inserted for convenience and reference only, and shall not be considered in construing or interpreting any of the provisions hereof.

Section 8.3 Entire Agreement. This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire Agreement of the parties relating to the subject matter hereof.

Section 8.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each of the Constituent Corporations, pursuant to authority duly given by resolutions adopted by its Board of Directors, has caused this Agreement to be executed in its name by its duly authorized representative as of the day and year aforesaid.

INTERNATIONAL SECURITIES EXCHANGE LLC

By:	/s/ DAVID KRELL
Name:	David Krell
Title:	President & CEO

INTERNATIONAL SECURITIES EXCHANGE, INC.

By:	/s/ DAVID KRELL
Name:	David Krell
Title:	President & CEO